                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c),
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)/1/


                               United Energy Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    910900208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [_]      Rule 13d-1(d)

--------
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of the cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 910900208                   13G                      Page 2 of 8 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          UNRG Investments, LLC

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]
          (b)  [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Nevada

--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER


                            ----------------------------------------------------
                            6       SHARED VOTING POWER
       NUMBER OF
        SHARES                      1,500,000 (See Item 4)
     BENEFICIALLY
       OWNED BY             ----------------------------------------------------
         EACH               7       SOLE DISPOSITIVE POWER
       REPORTING
      PERSON WITH
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    1,500,000 (See Item 4)

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000 (See Item 4)

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [_]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.61% (See Item 4)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          OO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 910900208                   13G                      Page 3 of 8 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          Nasser J. Kazeminy

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]
          (b)  [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER


                            ----------------------------------------------------
                            6       SHARED VOTING POWER
          NUMBER OF
           SHARES                   1,500,000 (See Item 4)
        BENEFICIALLY
          OWNED BY          ----------------------------------------------------
            EACH            7       SOLE DISPOSITIVE POWER
          REPORTING
         PERSON WITH
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    1,500,000 (See Item 4)

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000 (See Item 4)

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [_]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.61% (See Item 4)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 910900208                   13G                      Page 4 of 8 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          John Goodman

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]
          (b)  [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER


                            ----------------------------------------------------
                            6       SHARED VOTING POWER
          NUMBER OF
           SHARES                   1,500,000 (See Item 4)
        BENEFICIALLY
          OWNED BY          ----------------------------------------------------
            EACH            7       SOLE DISPOSITIVE POWER
          REPORTING
         PERSON WITH
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    1,500,000 (See Item 4)

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000 (See Item 4)

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [_]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.61% (See Item 4)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP No. 910900208                   13G                      Page 5 of 8 Pages
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          William Fugazy

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (a)  [X]
          (b)  [_]

--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------
                            5       SOLE VOTING POWER


                            ----------------------------------------------------
                            6       SHARED VOTING POWER
          NUMBER OF
           SHARES                   1,500,000 (See Item 4)
        BENEFICIALLY
          OWNED BY          ----------------------------------------------------
            EACH            7       SOLE DISPOSITIVE POWER
          REPORTING
         PERSON WITH
                            ----------------------------------------------------
                            8       SHARED DISPOSITIVE POWER

                                    1,500,000 (See Item 4)

--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,500,000 (See Item 4)

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

          [_]
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.61% (See Item 4)

--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON*

          IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Preliminary Statement
---------------------

         Nasser J. Kazeminy hereby amends his statement on Schedule 13G, originally filed on June 12, 2002, with respect to his beneficial ownership of shares of common stock, par value $0.01 per share of United Energy Corp (the "Issuer"), which class of shares is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended. On December 31, 2002, Mr. Kazeminy contributed 1,000,000 shares of common stock of the Issuer and a warrant to purchase 500,000 shares of common stock of the Issuer (the "Securities") to UNRG Investments, LLC ("UNRG") in exchange for a 100% membership interest in UNRG. On December 31, 2002, Mr. Goodman purchased a 50% membership interest in UNRG from Mr. Kazeminy. On December 31, 2002, Mr. Kazeminy and Mr. Goodman each sold a 5% interest in UNRG to Mr. Fugazy. Pursuant to these transactions Mr. Kazeminy and Mr. Goodman each own a 45% interest in UNRG and Mr. Fugazy owns a 10% interest in UNRG. The Securities are directly held by UNRG.

ITEM 1 (a)      NAME OF ISSUER:

         United Energy Corp.

ITEM 1 (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         600 Meadowlands Parkway
         Secaucus, New Jersey, 07094

ITEM 2 (a)      NAMES OF PERSONS FILING:

         UNRG Investments, LLC
         Nasser J. Kazeminy
         John Goodman
         William Fugazy

ITEM 2 (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

         UNRG Investments, LLC, 3960 Howard Hughes Parkway, 5th Floor, Las Vegas, NV 89109. Nasser Kazeminy, 760 Island Drive, Palm Beach, FL 33480. John Goodman, 1107 Hazeltine Blvd., Chaska, MN 55318. William Fugazy, 555 Madison Ave., 12th Floor, New York, NY 10022.

ITEM 2 (c)      CITIZENSHIP:

         United States of America

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $0.01 per share

ITEM 2 (e)      CUSIP NUMBER:

         910900208

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON IS FILING AS A:

         Not applicable

ITEM 4          OWNERSHIP:

         (a) Amount beneficially owned:                            1,500,000 (1)
         (b) Percent of class:                                          6.61%(2)
         (c) Number of shares as to which such person has:
             (i)   Sole power to vote or to direct the vote                0
             (ii)  Shared power to vote or to direct the vote      1,500,000 (1)
             (iii) Sole power to dispose or to direct the
                   disposition of                                          0
             (iv)  Shared power to dispose or to direct the
                   disposition of                                  1,500,000 (1)
----------
(1) Consists of 1,000,000 Shares of Common Stock and 500,000 Shares of Common Stock issuable upon the exercise of a Warrant.

(2) Based on 22,180,270 Shares of Common Stock issued and outstanding as reported in the Form 10-Q of the Issuer filed on November 14, 2002, and 500,000 Shares of Common Stock issuable upon the exercise of a Warrant.

ITEM 5          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

         Not applicable

ITEM 8          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Nasser J. Kazeminy, John Goodman, William Fugazy and UNRG Investments, LLC ("UNRG") constitute a group as defined in Rule 13d-5(b)(1). Messrs Kazeminy and Goodman each own a 45% interest in UNRG. Mr. Fugazy owns a 10% interest in UNRG. UNRG directly holds the shares of Common Stock and the Warrants to purchase Common Stock set forth in Item 4 above. Messrs Kazeminy, Goodman and Fugazy disclaim beneficial ownership of the Common Stock and the Warrants set forth above except to the extent of their respective pecuniary interests therein.

ITEM 9          NOTICE OF DISSOLUTION OF GROUP.

         Not applicable

ITEM 10         CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 10, 2003



                                      UNRG Investments, LLC


                                      By        /s/ Michael T. Davies
                                         ---------------------------------------
                                         Michael T. Davies, Secretary, Treasurer


                                                /s/ Nasser J. Kazeminy
                                      ------------------------------------------
                                      Nasser J. Kazeminy


                                                /s/ John Goodman
                                      ------------------------------------------
                                      John Goodman


                                                /s/ William Fugazy
                                      ------------------------------------------
                                      William Fugazy